Exhibit 99.1

Spring Bank Pharmaceuticals Reports Second Quarter Financial Results

Conference Call Scheduled for Thursday, August 2 at 8:00 a.m. EST to Provide Corporate Update

HOPKINTON, Mass., Aug. 1, 2018 – Spring Bank Pharmaceuticals, Inc. (Nasdaq: SBPH), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of viral infections, inflammatory diseases and certain cancers, today announced its 2018 second quarter financial results.  Spring Bank’s management team will host a conference call and webcast at 8:00 a.m. EST, on Thursday, August 2, 2018, to provide a corporate update.

2018 Second Quarter Financial Results

➢

Cash Position: Cash, cash equivalents and marketable securities were $40.0 million as of June 30, 2018, compared to cash, cash equivalents and marketable securities of $50.6 million as of December 31, 2017. Net cash used in operating activities for the six months ended June 30, 2018 was $13.0 million, compared to $8.8 million for the same period in 2017. Spring Bank anticipates that its existing cash, cash equivalents and marketable securities will enable it to fund its operating expenses and capital expenditure requirements into the first quarter of 2020, including the funding of the initiation of our anticipated Phase 2b/3 program for inarigivir in early 2019.

➢

Operating Expenses: Total operating expenses for the three months ended June 30, 2018 were $8.0 million, which consisted of $5.6 million of research and development (R&D) expenses and $2.4 million of general and administrative (G&A) expenses.

➢	Net loss: The Company’s net loss for the three months ended June 30, 2018 was $3.8 million, or $0.29 per share, compared to $8.9 million for the three months ended June 30, 2017, or $0.93 per share.

Conference Call

Spring Bank will host a conference call and webcast at 8:00 a.m. EST, on Thursday, August 2, 2018, to provide a corporate update. The conference call may be accessed by dialing 800-289-0438 for U.S. callers and 323-794-2423 for international callers and providing the conference ID 9011622.  A live, listen-only webcast of the conference call can be accessed by visiting the Investors & Media section of the company’s website at www.springbankpharm.com. A replay of the conference call will be available following the call until August 16, 2018, or by dialing 844-512-2921 for U.S. callers and 412-317-6671 for international callers five minutes prior to the start of the call and providing the conference ID 9011622. A replay of the call may be accessed by visiting Spring Bank’s website.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleic acid hybrid (SMNH) chemistry platform. SMNH compounds are small segments of nucleic acids that the company designs to selectively target and modulate the activity of specific proteins implicated in various disease states. The company is developing its most advanced SMNH product candidate, inarigivir soproxil for the treatment of viral diseases, including hepatitis B virus (HBV) and other SMNH product candidates, including SB 11285, the company's lead immunotherapeutic agent for the treatment of selected cancers through the activation of the STimulator of Interferon Genes, or STING, pathway. For more information, please visit www.springbankpharm.com.

Forward-Looking Statements

Statements in this press release about Spring Bank's future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the company having sufficient funds to enable it to fund its operating expenses and capital expenditure requirements into the first quarter of 2020 and the anticipated initiation of Spring Bank’s Phase 2b/3 program for inarigivir in early 2019.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials, including any results announced to date from Part A of the ACHIEVE Phase 2 trial; whether Spring Bank’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether Spring Bank’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spring Bank's product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Spring Bank's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Securities and Exchange Commission (SEC) on February 20, 2018, Spring Bank's Quarterly Reports on Form 10-Q that have been filed with the SEC, and in other filings Spring Bank makes with the SEC from time to time.

In addition, the forward-looking statements included in this press release represent Spring Bank’s views as of the date hereof. Spring Bank anticipates that subsequent events and developments will cause Spring Bank’s views to change. However, while Spring Bank may elect to update these forward-looking statements at some point in the future, Spring Bank specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Bank’s views as of any date subsequent to the date hereof.

Contacts

For investor inquires:

Spring Bank Pharmaceuticals, Inc.

Jonathan Freve

Chief Financial Officer

(508) 473-5993

LifeSci Advisors, LLC

Andrew McDonald, Ph.D.

(646) 597-6987

Andrew@lifesciadvisors.com

Spring Bank Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)
Cash and cash equivalents	$13,109	$23,649
Short and long-term marketable securities	26,846	26,906
Other assets	3,053	1,786
Total assets	$43,008	$52,341

Warrant liabilities	$7,955	$13,128
Other liabilities	4,396	4,465
Total liabilities	12,351	17,593
Total stockholders’ equity	30,657	34,748
Total liabilities and stockholders' equity	$43,008	$52,341

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$5,555	$3,404	$9,532	$5,931
General and administrative	2,399	1,856	4,622	3,843
Total operating expenses	7,954	5,260	14,154	9,774
Loss from operations	(7,954)	(5,260)	(14,154)	(9,774)
Interest income	198	38	332	79
Change in fair value of warrant liabilities	3,971	(3,667)	5,173	(5,694)
Net loss	(3,785)	(8,889)	(8,649)	(15,389)
Unrealized loss on marketable securities	(22)	—	1	3
Comprehensive Loss	$(3,807)	$(8,889)	$(8,648)	$(15,386)
Net loss per common share – basic and diluted	$(0.29)	$(0.93)	$(0.66)	$(1.63)
Weighted-average number of shares outstanding – basic and diluted	13,179,072	9,517,086	13,085,820	9,466,951